Exhibit 10.8

FORM OF

PERFORMANCE SHARE /RESTRICTED STOCK UNIT

AWARD AGREEMENT

Non-transferable

GRANT TO

(“Grantee”)

by SHORE BANCSHARES, INC. (the “Company”) of restricted stock units (the “Units”) representing a right to earn, on a one-for-one basis, shares of the Company’s Common Stock, $0.01 par value per share (the “Stock”), pursuant to and subject to the provisions of the Shore Bancshares, Inc. 2016 Stock and Incentive Compensation Plan (the “Plan”) and to the terms and conditions set forth on the following pages of this award agreement (the “Agreement”).  Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Plan.

The target number of shares of Stock subject to this award is ______ (the “Target Award”).  Depending on the Company’s level of attainment of specified performance goals for the period beginning on the Grant Date and ending December 31, 20__ (the “Performance Period”), Grantee may earn ______ shares of Stock (the “Threshold Award”) to ______ shares of Stock (the “Maximum Award”), in accordance with the performance metrics described in Appendix A hereto and the terms of this Agreement.  If the Company’s level of attainment of specified performance goals falls between threshold and target levels or between target and maximum levels, the Company’s Compensation Committee (the “Committee”) will use a proportional approach to determine the number of shares earned by the Grantee.

By accepting this award, Grantee shall be deemed to have agreed to the terms and conditions of this Agreement and the Plan.

IN WITNESS WHEREOF, Shore Bancshares, Inc., acting by and through its duly authorized officers, has caused this Agreement to be duly executed as of the Grant Date.

SHORE BANCSHARES, INC.

By:
Chief Human Resources Officer

Grant Date: _______ __, 20__

Accepted by Grantee:

TERMS AND CONDITIONS

1. Grant of Units.  The Company hereby grants to Grantee, subject to the terms and conditions set forth in the Plan and in this Agreement, the Units indicated on page 1 hereof, which represent the right to receive an equal number of shares of the Company’s Stock on the terms set forth in this Agreement.

2. Vesting of Units. The Units have been credited to a bookkeeping account on behalf of Grantee. The Units will be earned in whole, in part, or not at all, as provided on Appendix A attached hereto.  Following the end of the Performance Period, the Committee shall determine the Company’s achievement of the performance goals set forth on Appendix A and shall certify such results in writing.  Upon such certification, the Units shall become vested on such date (the “Vesting Date”) to the extent such performance goals are attained, provided that Grantee remains in Continuous Service on such date.  Any Units that fail to vest in accordance with the terms of this Agreement will be forfeited and reconveyed to the Company without further consideration or any act or action by Grantee.

3.  Conversion to Stock. Except as otherwise provided in Section 4, the Units for which the relevant vesting criteria are satisfied will be converted to shares of Stock (the “Conversion”) on the Vesting Date (the “Conversion Date”). The shares of Stock will be registered in the name of Grantee as of the Conversion Date, and certificates for the shares of Stock shall be delivered to Grantee or Grantee’s designee upon request of Grantee after the Conversion.

4.     Termination of Continuous Service.  If Grantee’s Continuous Service is terminated during the Performance Period, the following provisions of this Section 4 shall govern the vesting of the Units:

(i)  Death or Disability.  If Grantee’s Continuous Service is terminated by reason of death or Disability during the Performance Period, then all relevant performance goals will be deemed to have been achieved at the “Target” level.

(ii)  Change in Control.  If there is a Change in Control (as defined in the Plan) during the Performance Period, all relevant performance goals will be deemed to have been achieved at the “Target” level on the effective date of the Change in Control.

(iii)  Retirement.  If Grantee retires during the course of the Performance Period but at least one year into the Performance Period, the Units shall be prorated by a factor equal to the quotient of each full month of Continuous Service from the Grant Date to the date of such retirement, divided by the number of total months in the Performance Period, and all relevant performance goals will be deemed to have been achieved at the “Target” level.

(iv)  Termination by the Company Not For Cause. In the event Grantee is terminated by the Company without cause (as determined by the Company) during the course of the Performance Period but at least one year into the Performance Period, the Units shall be prorated by a factor equal to the quotient of each full month of Continuous Service from the Grant Date to the date of such termination, divided by the number of total months in the Performance Period, and all relevant performance goals will be deemed to have been achieved at the “Target” level.

(v)  Any Other Reason.  If Grantee’s employment is terminated for any other reason, all of Grantee’s Units shall be forfeited.

5. Rights as Stockholder. Grantee shall not have voting or any other rights as a stockholder of the Company with respect to the Units.  Dividends or dividend equivalents will not be paid with respect to the Units.  Upon Conversion of the Units into shares of Stock, Grantee will obtain full voting and other rights as a stockholder of the Company.

6. Restrictions on Transfer.  No right or interest of Grantee in the Units may be pledged, encumbered, or hypothecated to or in favor of any party other than the Company or an Affiliate, or shall be subject to any lien, obligation, or liability of Grantee to any other party other than the Company or an Affiliate.  The Units are not assignable or transferable by Grantee other than to a beneficiary or by will or the laws of descent and distribution.

7. Clawback. The Units and any Stock issued thereunder shall be subject to any compensation recoupment policy of the Company that is applicable by its terms to Grantee and to awards of this type.

8. No Right of Continued Service. Nothing in this Agreement shall interfere with or limit in any way the right of the Company or an Affiliate to terminate Grantee’s employment or service at any time, nor confer upon Grantee any right to continue in the employ or service of the Company or an Affiliate.

9. Payment of Taxes.  The Company or an employing Affiliate has the authority and the right to deduct or withhold, or require Grantee to remit to the Company or an employing Affiliate, an amount sufficient to satisfy federal, state, and local taxes (including Grantee’s FICA obligation) required by law to be withheld with respect to any taxable event arising as a result of the grant, vesting or conversion of the Units.  To the extent not prohibited by applicable laws or regulations, the withholding requirement may be satisfied, in whole or in part, at the election of the Grantee, by withholding from the Award shares having a Fair Market Value on the date of withholding equal to the minimum amount (and not any greater amount) required to be withheld for tax purposes, all in accordance with such procedures as the Company establishes. The obligations of the Company under this Agreement will be conditional on such payment or arrangements, and the Company, and, where applicable, its Affiliates will, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to Grantee.

10.  Amendment. The Committee may amend, modify or terminate this Agreement without approval of Grantee; provided, however, that such amendment, modification or termination shall not, without Grantee’s consent, adversely affect the rights or obligations of the Grantee.

11.  Plan Controls. The terms contained in the Plan are incorporated into and made a part of this Agreement and this Agreement shall be governed by and construed in accordance with the Plan. In the event of any actual or alleged conflict between the provisions of the Plan and the provisions of this Agreement, the provisions of the Plan shall be controlling and determinative.

12.  Governing Law.  This Agreement shall be construed in accordance with and governed by the laws of the State of Maryland, United States of America, regardless of the law that might be applied under principles of conflict of laws. Grantee hereby agrees and submits to jurisdiction in the state and federal courts of the State of Maryland and waives objection to such jurisdiction.

13.  Successors. This Agreement shall be binding upon any successor of the Company, in accordance with the terms of this Agreement and the Plan.

14.  Severability. If any one or more of the provisions contained in this Agreement is deemed to be invalid, illegal or unenforceable, the other provisions of this Agreement will be construed and enforced as if the invalid, illegal or unenforceable provision had never been included.

15.  Notice. All notices hereunder shall be sufficiently made if personally delivered to Grantee or sent by regular mail addressed (a) to Grantee at Grantee’s address as set forth in the books and records of the Company or an Affiliate, or (b) to the Company or the Committee at the principal office of the Company clearly marked “Attention: Compensation Committee.”

PERFORMANCE GOALS

Goal	Threshold	Threshold Award	Target	Target Award	Maximum	Maximum Award

These goals must be achieved at threshold levels for the awards to vest.  If the Company’s level of attainment of specified performance goals falls between threshold and target levels or between target and maximum levels, the Committee will use a proportional approach to determine the number of shares earned by the Grantee.  Additional qualifiers in order for the awards to vest include no additional consent orders in place, and no decline in the composite CAMELS rating by the end of the performance cycle as compared to the ratings as of the Grant Date.